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                                   SWWT, INC.
                               FIRST AMENDMENT TO
                        DIRECTORS' STOCK OPTION AGREEMENT

         This First Amendment to Directors' Stock Option Agreement, effective as of January 24, 2000 (this "First Amendment"), by and among SWWT, Inc., a Delaware corporation (the "Company"), and _____________ (the "Director").

         WHEREAS, the Company granted to the Director non-qualified stock options (the "Options") to purchase sixty thousand (60,000) shares of the Common Stock of the Company pursuant to that certain Directors' Stock Option Agreement, by and between the Company and the Director, dated as of February 5, 1998 (the "Original Option Agreement"); and

         WHEREAS, on January 24, 2000, the Company determined that it was in the best interest of the Company to provide that the exercise period of the Options would terminate on February 5, 2008, regardless of the Director's having earlier ceased to be a director of the Company, and the Company and the Director agreed to amend the terms of the Original Option Agreement to reflect this determination; and

         WHEREAS, each of the Company and the Director now desire to amend the Original Option Agreement to codify such mutual agreement.

         NOW THEREFORE BE IT, for good and valuable consideration, the receipt of which is hereby acknowledge, the Company and the Director hereby agree as follows:

1. Definition. Terms defined in the Original Option Agreement and not otherwise defined herein are used herein as so defined.

2.    Amendment to the Agreement.

          2.1 Section 4(b) of the Original Option Agreement is hereby deleted in its entirety, such that the Options shall terminate on February 5, 2008 pursuant to Section 2 of the Original Option Agreement, regardless of the Director's having earlier ceased to be a director of the Company, and subject only to Section 4(c) thereof.

          2.2 Section 4(c) of the Original Option Agreement is hereby amended to apply in the event of the Director's death during the term of the Original Option Agreement, regardless of the Director's having earlier ceased to be a director of the Company.

3.    Miscellaneous.

          3.1 Except to the extent amended hereby, the terms and provisions of the


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          Original Option Agreement shall remain in full force and effect.

          3.2 This Amendment may be execute din any number of counterparts, each of which together shall constituted one and the same agreement.

                            [Signature Pages Follow]


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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed on January 28, 2002.

                                  THE COMPANY:

                                  SWWT, Inc.
                                  a Delaware corporation

                                  By:_______________________________________
                                        Name:       Walter A. Carozza
                                        Title:      Vice President

                                  DIRECTOR:

                                  By:_______________________________________
                                        Name: